EXHIBIT 99.2

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK ANNOUNCES

CREDIT RATINGS UPGRADE BY MOODY’S

Philadelphia, PA, February 28, 2007 — Mothers Work, Inc. (Nasdaq: MWRK) announced today that Moody’s Investor Service (“Moody’s”) raised both its corporate family credit rating and its probability of default rating on Mothers Work to B2 from B3.  Also, Moody’s raised its credit rating on Mothers Work’s outstanding 11¼% Senior Notes to B3 from Caal.  Moody’s attached an outlook of “stable” to its credit rating of the Company.

In addition to these upgrades, Moody’s also assigned a B2 rating to the Company’s proposed $90 million senior secured Term Loan B, the proceeds of which the Company would use to redeem its remaining outstanding 11¼% Senior Notes due 2010.  As discussed in the Company’s press release earlier today, the Company has retained Banc of America Securities LLC to arrange a new $90 million senior secured Term Loan B to refinance the remaining $90 million outstanding principal amount of its 11 1/4% Senior Notes.  As previously disclosed, the Company expects that any refinancing of its Senior Notes would result in a one-time charge to earnings from the early retirement of the Senior Notes, but would result in decreased interest expense on an ongoing basis.  Of course, there can be no assurance that the Company will be able to successfully refinance its Senior Notes.

Moody’s noted in its press release announcing the ratings upgrade, “The upgrade is a result of the company’s sustained improvement in operating performance combined with a sizable debt reduction which has led to a solid improvement in credit metrics.”  Moody’s also noted, “The improvements in credit metrics were driven by a recovery in its operating margin to 5.6% for the LTM period ended December 31, 2006 from 2.5% for the fiscal year ended September 30, 2005.  Operating margins increased primarily due to a successful refinement of the company’s merchandising strategy driving modestly positive comparable store sales, the success of the leased departments and licensing arrangements with Sears and Kohl’s, as well as the implementation of its real estate repositioning strategy by consolidating a number of its stores operating under different brand names into the multi brand Destination Maternity format.  In addition, the company repaid approximately $35 million in debt since August 2006.”

Edward Krell, Executive Vice President - Chief Financial Officer of Mothers Work, noted, “We are very pleased that Moody’s has raised our credit ratings, recognizing our strong improvement in operating performance and cash flow and the resulting improvement in our financial and credit statistics.  We believe this upgrade is a positive development as we continue to explore the refinancing of our outstanding 11 1/4% Senior Notes with a new $90 million senior secured Term Loan B.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of January 31, 2007, Mothers Work operates 1,582 maternity locations, including 798 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby! by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

***

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases or refinancing, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.